EXHIBIT 99.1
FROM:  Blackhawk Bancorp, Inc.
       400 Broad Street, Beloit, WI 53511

                             FOR IMMEDIATE RELEASE

Contact:  Todd J. James - Executive Vice President and CFO
Phone:    608-364-8911
Fax:      608-363-6186

           BLACKHAWK BANCORP, INC. REPORTS THIRD QUARTER 2003 RESULTS
           ----------------------------------------------------------

     BELOIT, WI November 7, 2003 - Blackhawk Bancorp, Inc. reported net income of $238,000 for the third quarter of 2003 compared to $302,000 for the third quarter of 2002. Diluted earnings per share were $0.09 for the third quarter of 2003 compared to $0.12 per share in the third quarter of 2002. Total assets increased 22.5% to $431,820,000 at September 30, 2003 compared to total assets of $352,377,000 at December 31, 2002 and reflect the acquisition of DunC Corp. and its subsidiary First Bank, bc as of September 30, 2003 which added $77,726,000 to total assets.

     "We were very pleased to see the results of our efforts to reduce loan losses, increase non-interest income and control operating expenses," said R. Richard Bastian, III, Blackhawk's president and chief executive officer.

     "Unfortunately, these successes were not enough to offset the pressure on net interest margin that resulted from weak loan demand and a low interest rate environment. We are hopeful that the recent improvements in economic conditions will lead to increased loan demand and an improved margin," he continued.

     "After months of careful planning, we concluded the acquisition of First Bank, bc. at the end of the quarter with minimal impact on the customers of our organization. This acquisition positions us to be the premier community bank in the stateline area," concluded Bastian.

     Net interest income for the third quarter 2003 decreased 20.2 percent, or $556,000, to $2,192,000. Net interest margin decreased to 2.91 percent for the third quarter of 2003 compared to 3.76 percent for the same period in 2002 and
3.67 percent for the fourth quarter of 2002. Net interest income was adversely affected by the repricing of earning assets to market rates, the investment of bank growth into lower yielding investment securities and the high prepayment speeds which decreased the yield on mortgage-backed securities held in the company's investment portfolio.

     The average balance of loans decreased by $1.0 million, or 0.5 percent to $192.8 million for the third quarter of 2003 compared to $193.8 million in 2002. The average balance of 1-4 family residential loans was $57.2 million for the third quarter of 2003 compared to $50.5 million for the second quarter of 2003 and reflects the effects of the bank's decision to retain certain 1-4 family residential loans mid-way through 2003.

     The average balance  of investment securities  increased $24.9 million,  or
25.7 percent, to $121.9 million for the third quarter of 2003 compared to $97.0 million in 2002, reflecting the investment of proceeds from the decrease in short-term investments and an increase in deposits.

     Total average deposits increased by $14.4 million, or 6.0 percent to $255.1 million for the third quarter of 2003 compared to $240.7 million for the third quarter of 2002. Of the $14.4 million increase in average deposits, $3.9 million was in interest bearing checking accounts, which increased 12.0 percent to $36.4 million compared to $32.5 million for the third quarter of 2002 and $2.4 million was in non-interest bearing demand deposits, which increased 7.8 percent to $33.0 million compared to $30.6 million for the third quarter of 2002. Savings deposits increased $.9 million or 1.7% to $54.8 million for the third quarter of 2003.

     The provision for loan losses of $142,000 for the quarter was $280,000,  or
66.4 percent lower than the 2002 third quarter provision. Net charge-offs decreased by $167,000 to $68,000 for the third quarter of 2003 compared to net charge-offs of $235,000 for the third quarter of 2002. The ratio of the allowance to total loans increased to 1.35 percent as of September 30, 2003 and reflects the effects of the DunC Corp. merger, compared to 1.10 percent at December 31, 2002.

     Non-interest income for the  third quarter of  2003 increased $126,000,  or
18.0 percent to $827,000 compared to $701,000 for the third quarter of 2002. Gain on sale of 1-4 family mortgage loans increased $63,000, or 66.3 percent, reflecting the increased refinance activity due to 45-year lows in interest rates. Other non-interest income includes an increase of $68,000 in the cash surrender value of life insurance due to the Bank's September 30, 2002 investment in Bank Owned Life Insurance. Security gains of $50,000 were recognized in the third quarter of 2003. No security gains were recognized in the third quarter of 2002.

     Total operating expense for the third quarter increased by $29,000, or 1.1 percent, to $2,669,000 compared to $2,640,000 a year ago.

Year-to-date Results

Blackhawk Bancorp, Inc. reported year-to-date net income of $966,000 for the first nine months of 2003 compared to $1,049,000 for the same period in 2002. Year-to-date diluted earnings per share were $0.38 for 2003 compared to $0.43 per share for 2002.

Net interest income decreased $972,000 or 12.0 percent to $7,148,000 for the nine months ended September 30, 2003 compared to $8,120,000 for the same period in 2003 due to lower loan demand, the repricing of earning assets to market rates, the investment of bank growth into lower yielding investment securities. Non-interest income increased $532,000 or 24.0 percent to $2,745,000 for the first nine months of 2003 primarily due to higher levels of security gains and gains on the sale of mortgage loans that were recognized in 2003. Operating expenses increased $128,000 or 1.5 percent to $8,388,000 for the nine months ended September 30, 2003.

     Blackhawk Bancorp, Inc. is the parent company of Blackhawk State Bank, which operates twelve locations in south central Wisconsin and north central Illinois. The stock of Blackhawk Bancorp, Inc. is publicly traded on the Over the Counter Market under the symbol BKHB.

     When used in this communication, the words "believes," "expects," and similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. Factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing customers; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Blackhawk or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies"; and the inability of third party vendors to perform critical services for the company or its customers.